Exhibit 4.16
FIRST SUPPLEMENTAL INDENTURE
First Supplemental Indenture (this “Supplemental Indenture”), dated as of February 21, 2025, between FTAI Aviation Ireland Holdings DAC, a designated activity company limited by shares incorporated under the laws of Ireland (the “Guaranteeing Subsidiary”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, FTAI Aviation Investors LLC (formerly Fortress Transportation and Infrastructure Investors LLC), a Delaware limited liability company (the “Issuer”), and FTAI Aviation Ltd., a Cayman Islands exempted company, have heretofore executed and delivered to the Trustee an indenture, dated as of June 17, 2024 (the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of Senior Notes due 2032 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)Agreement to be Bound; Guarantee. Each Guaranteeing Subsidiary by executing this Supplemental Indenture agrees to be a Guarantor (as defined in the Indenture referred to above) under the Indenture for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture, including but not limited to the obligations and agreements in Article X thereof.
(3)Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(4)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Any signature to this Supplemental Indenture may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.
(5)Effect of Headings. The Section headings herein are for convenience of reference only, and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions.

(6)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.
(7)Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
(8)Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby and entitled to the benefits hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
FTAI AVIATION IRELAND HOLDINGS DESIGNATED ACTIVITY COMPANY
By:    /s/ Sandra Lien Vinh
    Name:    Sandra Lien Vinh
    Title:    Director

[Signature Page to Supplemental Indenture (Subsidiary Guarantor)]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:    /s/ Joshua A. Hahn
    Name:    Joshua A. Hahn
    Title:    Vice President
[Signature Page to Supplemental Indenture (Subsidiary Guarantor)]